UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                                 SEC FILE NUMBER
                      NOTIFICATION OF LATE FILING                    0-16322


(CHECK ONE):    [ X ] Form 10-K   [  ] Form 20-F   [  ] Form 11-K
                [   ] Form 10-Q   [  ] Form N-SAR

                                                                 CUSIP NUMBER
                                                                   299149203

       For Period Ended: MARCH 31, 1997
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For Transition Period Ended:_________________________________

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification related to a portion of the filing checked above, identify the Items(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

ECOS GROUP, INC.
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Full Name of Registrant

EVANS ENVIRONMENTAL CORPORATION
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Former Name if Applicable

1000 SOUTHERN BOULEVARD, SUITE 200
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Address of Principal Executive Office (STREET AND NUMBER)

WEST PALM BEACH, FLORIDA 33405
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City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                 (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                      effort or expense;
[ X ]            (b)  The subject annual report, semi-annual report,
                      transition report on Form 10-K, Form 20-F, 11-K or Form
                      N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
                      or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                      and
                 (c)  The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

       As a result of the Company's current year acquisition there has been a delay in the accumulation and completion of the audit of the financial statements and related issues.

                                                (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       DAVID C. LANGLE, CHIEF FINANCIAL OFFICER     561            835-0990
       ----------------------------------------  ----------   ------------------
                (Name)                           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                          [ X ] Yes [   ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for that last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          [   ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                ECOS GROUP, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date JUNE 27, 1997                  By  /S/ DAVID C. LANGLE
     -------------                      ----------------------------------------
                                        David C. Langle, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)